Exhibit 5.1
OPINION LETTER FOR REGISTRATION OF SECURITIES UNDER SECURITIES ACT OF 1933
August 12, 2008
Board of Directors
Central Federal Corporation
2923 Smith Road
Fairlawn, Ohio 44333

Re:	Central Federal Corporation Form S-8 Registration Statement — Third Amended and Restated Central Federal Corporation 2003 Equity Compensation Plan
Gentlemen:
I am general counsel for Central Federal Corporation, a Delaware corporation (the “Company”), which is named as the registrant in the Registration Statement on Form S-8 that is being filed on or about August 13, 2008 with the Securities and Exchange Commission (the “Commission”) for the purpose of registering under the Securities Act of 1933, as amended, 200,000 additional shares of the Company’s common stock, par value $.01 per share (the “Common Shares”), offered pursuant to the Third Amended and Restated Central Federal Corporation 2003 Equity Compensation Plan (the “Plan”).
As general counsel for the Company, I have participated in the preparation of the Registration Statement. In addition, I am generally familiar with the records and proceedings of the Company. Furthermore, I have examined and relied on the originals or copies, certified or otherwise identified to my satisfaction, of corporate records or documents of the Company and such representations of officers of the Company as I have deemed appropriate.
With respect to the Common Shares registered pursuant to such Registration Statement as filed and as it may be amended, it is my opinion that such additional Common Shares when issued pursuant to the Plan (or when issued and paid for pursuant to the options to be granted pursuant to the Plan) will be validly issued, fully paid and non-assessable.
I hereby consent to the filing of this opinion with the Commission as an Exhibit to the Registration Statement.

Very truly yours,
/s/ Eloise L. Mackus
ELOISE L. MACKUS
General Counsel